                REPORT OF INDEPENDENT ACCOUNTANTS
                 ON FINANCIAL STATEMENT SCHEDULES





     Our report on the consolidated financial statements of Legg Mason, Inc. and Subsidiaries is included on page 33 in this Form 10-K. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page 51 of this Form 10-K.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.




                              /s/ COOPERS & LYBRAND L.L.P.





Baltimore, Maryland
May 1, 1996

                                                       SCHEDULE I


                         LEGG MASON, INC.
                      (Parent Company Only)

                STATEMENTS OF FINANCIAL CONDITION
                      (Dollars in thousands)

                                                 March 31,
                                           1995             1996
ASSETS
Cash and cash equivalents                $    366         $ 10,308
Resale agreements                          29,960           59,413
Investment securities                      17,640           80,732
Investments in and advances
 to subsidiaries                          286,705          317,538
Other                                       3,728            4,644

                                         $338,399         $472,635

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Dividends payable                        $  1,347         $  1,846
Other                                       4,108            4,349
Senior notes                                  -             99,534

                                            5,455          105,729

Subordinated liabilities
Convertible debentures                    102,487           68,000

Stockholders' equity
Common stock, par value $.10;
 authorized 20,000,000 shares;
 issued 13,574,138 shares in 1995
 and 15,383,493 in 1996                     1,357            1,538
Additional paid-in capital                 83,328          120,960
Retained earnings                         145,414          176,098
Net unrealized appreciation
 on investment securities                     358              310

                                          230,457          298,906

                                         $338,399         $472,635


                      See notes to financial statements.


                                                                SCHEDULE I




                         LEGG MASON, INC.
                      (Parent Company Only)

                      STATEMENTS OF EARNINGS
                      (Dollars in thousands)


                                                Years Ended March 31,
                                            1994        1995        1996

Equity in net earnings of subsidiaries    $38,351     $16,827     $36,838

Gain(loss) on sales of
 investment securities                         48        (124)       -

Interest income                             3,871       5,699       8,906

Interest expense                           (6,003)     (6,184)     (6,113)

Operating expenses                         (1,307)       (360)     (1,050)

Federal and state income taxes              1,337         409        (714)

  Net earnings                            $36,297     $16,267     $37,867



                      See notes to financial statements.


                                                                SCHEDULE I



                                 LEGG MASON, INC.
                              (Parent Company Only)

                             STATEMENTS OF CASH FLOWS
                              (Dollars in thousands)

                                                                     Years Ended March 31,
                                                                1994         1995        1996
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                                $ 36,297    $ 16,267    $ 37,867
    Equity in earnings of subsidiaries                         (38,351)    (16,827)    (36,838)
    (Gain)loss on sales of investment securities                   (48)        124        -
                                                                (2,102)       (436)      1,029
   (Increase)decrease in assets excluding acquisitions:
      Investments in and advances to subsidiaries                 (741)     19,948       8,679
      Other                                                     (5,818)      4,643      (1,401)
    Increase in other liabilities excluding acquisitions         2,841         671        (354)

CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES                (5,820)     24,826       7,953

CASH FLOWS FROM INVESTING ACTIVITIES:
   (Increase)decrease in resale agreements                     (25,194)     24,008     (29,453)
    Purchases of investment securities                        (117,748)    (27,673)    (85,718)
    Proceeds from sales of investment securities                92,934      35,646      22,546
    Acquisitions, net of cash acquired                                     (53,808)     (2,674)

CASH USED FOR INVESTING ACTIVITIES                             (50,008)    (21,827)    (95,299)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net decrease in short-term borrowings                      (10,025)
    Issuance(repayment of subordinated liabilities)             68,000                     (69)
    Issuance of senior notes                                                            99,528
    Issuance of common stock                                     2,329       2,228       3,887
    Repurchase of common stock                                                (141)
    Dividends paid                                              (4,145)     (5,068)     (6,058)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES                56,159      (2,981)     97,288

NET INCREASE IN CASH AND CASH EQUIVALENTS                          331          18       9,942
CASH AND CASH EQUIVALENT AT BEGINNING OF YEAR                       17         348         366

CASH AND CASH EQUIVALENTS AT END OF YEAR                      $    348    $    366    $ 10,308

Interest payments were $4,342 in 1994, $5,984 in 1995 and $4,828 in 1996.
No income tax payments were made or due in 1994, 1995 and 1996.


                        See notes to financial statements.


                         LEGG MASON, INC.
                      (Parent Company Only)

                  NOTES TO FINANCIAL STATEMENTS
                      (Dollars in thousands)

Basis of Presentation

     The Parent Company Only financial statements include the accounts of Legg Mason, Inc. and its wholly-owned subsidiaries.

     The Notes to the Consolidated Financial Statements of Legg
Mason, Inc. and Subsidiaries included in Item 8 of this Report include disclosures with respect to the Parent Company Only.


Transactions with Affiliates

     Parent Company interest income for 1995 and 1996 includes $1,196 and $5,503, arising from a promisory note between the Parent Company and an investment advisory subsidiary of the Company. The note, $50,000 at March 31, 1995 and $47,312 at March 31, 1996,is
included in investment in and advances to subsidiaries.

     In addition, interest income for 1994, 1995 and 1996 includes $1,107, $869 and $407, respectively, arising from senior subordinated loans to a broker-dealer subsidiary of the Company.
The indebtedness, $5,000 at March 31, 1995 and 1996, is included in investments in and advances to subsidiaries.